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                                                                  Exhibit 23.5


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-60767 of DaimlerChrysler AG, as successor corporation to Daimler-Benz Aktiengesellschaft on Form F-4, of our report dated January 22, 1998, relating to the financial statements of Chrysler Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in the Offering Circular-Prospectus and the Proxy Statement/Prospectus, which are part of this Registration Statement.


Deloitte & Touche LLP
Detroit, Michigan
September 15, 1998